EXHIBIT  3-7

                 LICENSE AGREEMENT WITH WINDSTORM INTERNATIONAL


This is an agreement effective June 21,2000 between Jonathan C. Ricker, an individual residing at 11 Maple Avenue, Shrewsbury, Massachusetts 01545 (hereinafter "Licensor") and Windstorm International, Inc., a Delaware Corporation of Putnam, Connecticut(hereinafter "Licensee").

1.     BACKGROUND

The Licensor is the owner and inventor of certain inventions and products relating to wind energy including technology covered by eight applications for United States Letters Patent. Licensee upon signing the agreement will obtain an exclusive territorial license for the manufacture, use, and sale of the Licensor's products. The parties agree as follows:

(1)     Definitions

(a) "Patent Rights" means Licensor's patents owned and/or acquired and patent applications, including all related: (i) applications for patents filed in the future; (ii) continuations; (iii) continuations-in part; (iv) divisions;
(v) reissue patents; (vi) all patents issuing therefrom; and (vii) present and future applications, patents and utility model registrations in foreign countries.

(b) "Licensed products" means any product to which the licensor has patent rights.

(c) The first "annual period" of this Agreement shall be deemed to end on March 30, 2000.

(d) "Net Sales" means Licensee's invoiced selling price of the Licensed Products to a customer, less trade discounts, credits for returned merchandise, sales and excise taxes, transportation, and customs and duties actually paid by


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the  Licensee.  A  sale to the customer means a bona fide sale resulting from an arms length transaction to an unaffiliated entity beyond the control of the Licensee. No sale or transfer of Licensed Products shall be made to any entity that is not a customer without the express written consent of the Licensor.

2.     GRANT

The Licensor( Jonathan Ricker) , grants to the Licensee (Windstorm International) the exclusive right and license in the North America except Canada, South America, and Africa to make and use, to produce the licensed products under all patent rights now or hereinafter owned by the Licensor within the territory of North America, South America, and Africa. The Licensee ( Windstorm International) must honor previous license agreements by the Licensor in the granted territory. There were only two previous agreements. One was entered between Jonathan Ricker and Mass Megawatts on January 14,1998. The other agreement was between Jonathan Ricker and American Amps on January 14,1998.

Mass Megawatts was granted the exclusive right and license in the states of Massachusetts, New York, New Jersey, Pennsylvania, California, Illinois, Kansas, Michigan, Minnesota, Nebraska, North Dakota, South Dakota, Texas, Vermont, Washington, and Wisconsin to make and use, to produce the licensed products under all patent rights now or hereinafter owned by the Licensor.

American Amps was granted the exclusive right and license in the states of New Hampshire, Rhode Island, and Maine to make and use, to produce the licensed products under all patent rights now or hereinafter owned by the Licensor.



3.     ROYALTY  PAYMENTS

(a)     The  Licensee  shall  not  pay  the  Licensor  an  advance  royalty.

(b) The Licensee agrees to pay to the Licensor a royalty based on two percent (2%) of the net sales for the life of the patent of each product.

(C) The Licensor shall promptly disclose to the Licensee any future improvements or developments of licensed products conceived or acquired by the Licensor.


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4.     REPORTS  AND  ROYALTY  PAYMENTS

(a) Within sixty (60) days after the end of each of it's fiscal quarters, the Licensee shall report .the licensor, the net sales anywhere in the world during such fiscal quarter together with an accounting of accrued royalties payable thereon and art explanation of any offset credit allowances.

(b) Simultaneously with each report, the Licensee shall remit all royalty payments due thereon.

(c) All records of the Licensee pertaining to the manufacture and use of licensed products shall be maintained by the Licensee for a minimum period of five (5) years after payment of royalties thereon. The Licensor shall have the right to have a certified public accountant inspect, during regular business hours, the books and records of the Licensee for the purpose of ascertaining the accuracy of the royalty payments by the Licensee, provided, Licensor shall notify the Licensee five days in advance of any such inspection and no more than one inspection shall occur within any twelve (12) month period.

5.     TERM  AND  TERMINATION

(a) Unless sooner terminated as provided, this Agreement shall terminate upon the latest expiration of any patent under which the Licensee is licensed hereunder.

(b) This Agreement may be terminated by the Licensee at the end of any annual period hereof by thirty (30) days advance notice to the Licensor.

(c) Upon termination, the license granted herein shall cease, all rights granted hereunder shall revert to the Licensor, and all obligations for payments by the Licensee to the Licensor shall. cease, without prejudice to the payment of royalties accruing prior to such termination. Licensee shall have the right, subsequent to termination, to dispose of existing inventory, paying any royalties due thereon in accordance with the percentages set forth herein.


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6.     ENFORCEMENT  RIGHTS

(a) If during the term of this Agreement, any patent licensed hereunder shall appear to be infringed by a third party, then the party hereto first becoming aware of such infringement shall promptly notify the other. The
Licensee shall have the right, but not the obligation, to notify the infringer and to initiate and control litigation or legal proceedings to abate the infringement, without the prior consent of the Licensor. The Licensor may elect to join in any such legal proceedings against the alleged infringer, and if not so electing, agrees to be joined as an involuntary party plaintiff. If the Licensee has not initiated such legal proceedings within one (1) year after becoming aware of the infringement, then the Licensor may initiate leg~ proceedings on his own behalf, and the Licensee may elect to join in those proceedings.

(b) If either parry elects to join in legal proceedings commenced by the other party, then the control of such proceedings shall remain in the hands of the initiating party and all fees and costs incurred by the initiating party, along with all damages and awards recovered thereby, shall be shared equally between the parties. If one party elects not to join in legal proceedings initiated by the other party, then such other party shall be responsible for all fees and costs incurred therein, and shall receive all damages and awards recovered thereby.

(c) Each party shall cooperate fully with the other in all aspects of any such litigation whether or not joining in the proceedings.

(7)  SUBLICENCE  AND  ASSIGNMENT

The Licensee shall have no right to grant sublicenses hereunder without the consent of the Licensor. Neither party shall have the right to assign this agreement without the consent of the other. The Licensee shall not have the right to enter any arrangement involving the sharing of profits generated from the technology granted in this licence agreement without the consent of the Licensor.


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8.     WARRANTIES

(a) The Licensor makes no warranty as to the validity of Patent Rights, but does warrant that the patent application identified above is on file in the United States Patent and Trademark Office and has not been abandoned.

(b) The Licensor warrants he has the sole right to enter into this Agreement, that he is the sole owner of Patient Rights, and that he has not entered into and will not enter into any other Agreement in conflict herewith.

(9)     BREACH  OF  AGREEMENT

In the event of a breach of agreement by either party, the other party shall have the right to terminate this agreement by notice setting forth the details and the date of the purported breach, lithe breach is not cured within thirty
(30) days after such notice, the party alleging the breach shall have the right to terminate this Agreement by further notice to such other party and this Agreement shall terminate as of the date of such further notice and shall be null and void without further effect, provided, such termination shall not relieve the Licensee of accrued royalty obligations.

10.     PATENT  MARKING

The Licensee shall mark all Licensed Products with the appropriate patent references, complying in all respects with the governing laws.

11.     UNAVOIDABLE  EVENTS

Neither party hereto shall be considered in breach of its obligations if it shall fail to fulfill its obligations hereunder wholly or principally because of acts of God, war, riot, civil commotion, tempest, flood, fire, strike, or any other circumstances beyond the control of the party which would otherwise be in default of its obligations, provided that such obligation is fulfilled within a reasonable period after such cause shall have been removed.


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12.     NOTICES

Any notice given hereunder shall be in writing and shall be effective on the date mailed by certified mail, return-receipt required:



if  to  the  Licensor,  to:          Jonathan  C.  Ricker
                                     11  Maple  Avenue
                                     Shrewsbury,  MA  01545

if  to  the  Licensee,  to:          Mass  Megawatts,  Inc.
                                     11  Maple  Avenue
                                     Shrewsbury,  MA  01545


13.     LAWS  GOVERNING

This  agreement  shall  be  construed  according  to  the laws of Massachusetts.

14.     EXECUTION

     The Licensor hereby grants the Licensee the rights authorized in this agreement on his own behalf. The Licensor warrants that he is authorized to enter this agreement on behalf of the Licensee as the majority shareholder of the Licensee corporation and that this agreement is binding on that corporation.

/s/  Jonathan  C.  Ricker         1/19/99
-------------------------         -------

Jonathan  C.  Ricker               Date
Licensor
and  sole  shareholder  of
Mass Megawatts, Inc. Licensee


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